Columbia Management Investment Distributors – 12b-1 Plan and Agreement

FORM OF PLAN OF DISTRIBUTION AND

AGREEMENT OF DISTRIBUTION

The Plan of Distribution (“Plan”) and the Agreement of Distribution (“Agreement”) effective November 7, 2008 (together “Plan and Agreement”), is by and between Columbia Management Investment Distributors, Inc. (“Columbia Management Investment Distributors” or the “Distributor”), a Delaware corporation, principal underwriter of Columbia Funds Series Trust II (“Registrant”) pursuant to a separate distribution agreement (“Distribution Agreement”), for distribution services to the Funds (each a “fund” and collectively the “funds”), and the Registrant and share classes, listed in Schedule which may be separately amended from time to time to reflect the addition of each new Fund and Shares. The terms “Fund” or “Funds” are used to refer to either the Registrants or the underlying series as context requires.

The Plan and Agreement are separate and each has been adopted or approved by members of the Board of Trustees (the “Board”) of the Funds who are not interested persons of the Funds and have no direct or indirect financial interest in the operation of the Plan and Agreement, or any related agreement (“independent Board members”), and all of the members of the Board, in person, at a meeting called for the purpose of voting on the Plan and Agreement.

1.	Reimbursement Plan

1.1	The Funds will reimburse the Distributor for expenses incurred in connection with distributing the Funds’ shares, providing personal service to shareholders, and maintaining shareholder accounts, as set forth in the fee schedule included in Schedule A.

2.	Services Provided and Expenses Borne by Distributor

2.1.	The Distributor shall provide distribution and underwriting services and shall bear all distribution related expenses to the extent specified in the Distribution Agreement.

2.2.	Each Fund recognizes and agrees that the Distributor (or an affiliate of the Distributor) may compensate financial intermediaries, including brokers, dealers, banks, registered investment advisers, financial advisors, retirement plan administrators, third party administrators and any others having a selling, administration or similar agreement with the Distributor (a “financial intermediary”) for providing services to record or beneficial owners of Fund shares or otherwise in connection with the distribution or servicing of Fund shares.

3.	Distribution Fees and Service Fees

3.1	Service Fees. As partial consideration for the shareholder and account maintenance services performed by the Distributor directly or through a financial intermediary in the performance of its obligations under an agreement with the Distributor, the Funds shall reimburse the Distributor at a rate not to exceed the rates set forth in Schedule A. These services include assisting in establishing and maintaining shareholder accounts and records, assisting with purchase, redemption and exchange requests, arranging for bank wires, monitoring dividend payments from the Funds on behalf of shareholders, forwarding certain shareholder communications from Funds to shareholders, receiving and responding to inquiries and answering questions regarding the Funds, and aiding in maintaining the investment of shareholders in the Funds.

3.2.

Distribution Fees. As partial consideration for the services performed as specified in the Distribution Agreement and expenses incurred in the performance of its obligations directly or, through a financial intermediary, under the Distribution Agreement, the Funds shall reimburse the Distributor at a rate not to exceed the rates set forth in Schedule A. Distribution fees

Columbia Management Investment Distributors – 12b-1 Plan and Agreement

reimburse the Distributor for its expenses incurred in connection with any activity that is principally intended to result in the sale of Fund shares. These expenses include payment of commissions (including pre-paid commissions) to financial intermediaries for the sale of Fund shares, including interest or imputed interest on pre-paid commissions, printing prospectuses and reports used for sales purposes, the preparation, printing and distribution of advertising and sales literature, personnel, travel, office expense and equipment, and other distribution-related expenses.

3.3.	Reimbursement. Expenses incurred as a result of services provided under Sections 3.1 and 3.2, may be carried forward as unreimbursed expenses and shall continue to be eligible for reimbursement subject to termination of the Agreement or the Plan as provided under Section 8.1.

3.4.	Notwithstanding any other provision of this Plan and Agreement, the Funds are not obligated and are in no way liable to make any payment to any person or entity other than directly to the Distributor.

4.	Reports

4.1	The Distributor agrees to monitor implementation of the Plan and the level and quality of services it provides.

4.2	The Distributor agrees to provide at least quarterly an analysis of expenses under this Agreement, including any payments to financial intermediaries, and to meet with representatives of the Funds as reasonably requested to provide additional information.

5.	Contingent Deferred Sales Charges

5.1.	For Funds with Class B shares, for each purchase of Class B shares, the Class B shares will be converted to Class A shares in the ninth year of ownership.

5.2.	For Funds with Class B shares, the Funds understand that if a shareholder redeems Class B shares before they are converted to Class A shares, the Distributor will impose a sales charge directly on the redemption proceeds to cover those distribution expenses (including pre-paid commissions) it has previously incurred on the sale of those shares.

5.3.	For Funds with Class C shares, the Funds understand that if a shareholder redeems Class C shares in the first year of ownership, the Distributor will impose a sales charge directly on the redemption proceeds to cover those distribution expenses (including pre-paid commissions) it has previously incurred on the sale of those shares.

6.	Duration of the Plan and Agreement

6.1.	The Plan and Agreement shall continue in effect for a period of more than one year provided it is approved at least annually in the manner provided in the Investment Company Act of 1940 (the “1940 Act”).

7.	Amendments to the Plan and Agreement

7.1.

Neither the Plan nor the Agreement may be amended to increase materially the amount that may be paid by the Funds without the approval of at least a majority of the outstanding shares of the relevant class. Neither the Plan nor the Agreement may be amended in any other material respect except with the approval of a majority of independent Board members. Amendments

Columbia Management Investment Distributors – 12b-1 Plan and Agreement

required to conform the Plan or the Agreement to changes in rule 12b-1 or to other changes in the 1940 Act or the rules and regulations under the 1940 Act are not deemed to be material amendments.

8.	Termination

8.1.	This Agreement may be terminated as to any class of the Funds at any time without payment of any penalty by a vote of a majority of the independent Board members, or by vote of a majority of the outstanding shares of the relevant class, or by the Distributor. The Plan shall continue until terminated by action of the independent Board members, and the related Agreement will terminate automatically in the event of its assignment as that term is defined in the 1940 Act.

9.	Severability

9.1.	The provisions of this Plan are severable with respect to each class of shares offered by a Fund and with respect to each Fund.

10.	Massachusetts Business Trust.

10.1.	For each Fund that is organized as a Massachusetts Business Trust, a copy of the Declaration of Trust, together with all amendments, is on file in the office of the Secretary of State of the Commonwealth of Massachusetts. The execution and delivery of this Agreement has been authorized by the Trustees and the Agreement has been signed by an authorized officer of the Fund. It is expressly agreed that the obligations of the Fund under this Agreement shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Fund, personally, but bind only the assets and property of the Fund, as provided in the Declaration of Trust.

11.	Applicable Law

11.1.	This Plan and Agreement shall be governed by the laws of the State of Minnesota.

Columbia Management Investment Distributors – 12b-1 Plan and Agreement

IN WITNESS THEREOF, the parties hereto have executed the foregoing Agreement as of November 10, 2011.

COLUMBIA FUNDS SERIES TRUST II

By:
Name:	J. Kevin Connaughton
Title:	President

COLUMBIA MANAGEMENT INVESTMENT DISTRIBUTORS, INC.

Name:	Beth Ann Brown
Title:	Senior Vice President